UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2006
Palm, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29597 (Commission File Number)	94-3150688 (I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California (Address of principal executive offices)	94085 (Zip Code)
(408) 617-7000
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 2, 2006 (the “Effective Date”), Palm, Inc., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Hunter/Storm, LLC, a California limited liability company (the “Buyer”), pursuant to which the Company will sell approximately 36.6 acres of land located in San Jose, California to the Buyer for a total purchase price of $70,000,000 (the “Purchase Price”). The Buyer will deliver a $100,000 refundable deposit to an escrow holder and will have 60 days following the Effective Date within which to complete due diligence. The Buyer may elect to terminate the Agreement at any time within such 60 day period and the initial deposit will be refunded to the Buyer. Following the initial due diligence period, if the Buyer elects to proceed with the purchase of the property, the Buyer will deliver an additional $200,000 deposit. Under certain circumstances and upon payment of the additional deposit, the Buyer may extend the due diligence period, during which period the Buyer may terminate the Agreement. However, upon the payment of the additional deposit, the entire deposit will become non-refundable, subject to certain other circumstances. At the closing date, the deposit will be applied to the Purchase Price. Subject to the satisfaction of certain closing conditions, the sale is expected to close no later than August 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.
Date: February 8, 2006	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary